UNIVERSAL EXPRESS, INC.

                                 CLASS B WARRANT


TERMS
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Each Class B Warrant initially entitles the Registered Holder to purchase subject to the terms and conditions of the Certificate at any time on or after the Commencement Date and prior to the Expiration Date (as those are defined herein), one share of Class A Common Stock, $.005 par value per share, restricted, of the Company at the initial exercise price (the "Class B Warrant Price") of $10.00 per share (subject to adjustment as provided in the Further Terms and Conditions on the reverse side hereof), upon presentation to the Company of this Certificate with the Subscription Form on the reverse side hereof properly filed out and signed by the Registered Holders, accompanied by payment of the Class B Warrant Price for each Warrant exercised.

The Class B Warrants may be exercised commencing June 30, 1998 (the "Commencement Date"). The right to exercise the Class B Warrants shall expire at 5:00 p.m. on June 30, 2000 or such after date as the Company may determine (the "Expiration Date"). The address of the Company is 20 South Termination Drive, Plainview, New York 11803.


OTHER TERMS
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The issuance of this warrant is subject to the following conditions:

1. If at any time, or from time to time, the Company by subdivision, consolidation, or reclassification of shares or otherwise changes the Capital Stock into a difference number of Class of shares, the number and class of or new shares so changed may, for the purpose of this Warrant and the terms and conditions hereof, replace the shares outstanding immediately prior to such change, and the Warrant purchase price in effect, and the number of shares purchasable under this Stock Purchase warrant immediately prior to the date upon which such change shall become effective, shall be proportionately adjusted.

2. The Shares that you may receive will be issued to you on a restricted basis. Such shares are not registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state, and therefore are not immediately available for resale until they may be registered. However, the Shares may become saleable generally after a period of one (1) year under the safe harbor provisions of Rule 144 of the Act, subject to the limitations set forth in that Rule. The Shares shall be legended to reflect these transfer restrictions.